      As filed with the Securities and Exchange Commission on June 30, 2003

                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           ---------------------------


                             MICROSIGNAL CORPORATION

             (Exact name of Registrant as specified in its charter)

             Nevada                                   88-0231200
             ------                                   ----------
(State or other jurisdiction of                     (IRS Employer
 incorporation or organization)                  Identification Number)


                            345 SOUTHPOINTE BOULEVARD

                              CANONSBURG, PA 15317

                                 (724) 746-9476

                                 ---------------

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                            Dvorak & Associates, Ltd.
                       Brian Dvorak, Esq., Attorney at Law
                                  136 Arbor Way
                               Henderson, NV 89074
                               Tel (702) 768-2960

(Name, address including zip code, and telephone number, including area code, of agent for service)

                             With Courtesy Copy to:
                          Law Offices of Claudia Zaman
                      Claudia Zaman, Esq., Attorney at Law
                         20700 Ventura Blvd., Suite 227
                            Woodland Hills, CA 91364
                               Tel (818) 227-8494

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE


TITLE OF EACH              AMOUNT TO BE     PROPOSED MAXIMUM           AMOUNT OF
CLASS OF SECURITIES        REGISTERED (2)   OFFERING PRICE (3)         REGISTRATION
TO BE REGISTERED (1)                                                   FEE (4)
-------------------------------------------------------------------------------------
Common Voting Stock
Par value
$.001 per share            25,000,000       $3,850,000                 $311.47
-------------------------------------------------------------------------------------

(1) Common  Voting  Stock par value  $.001 per share of  MicroSignal,  Corp.,  a
Nevada  corporation,   whose  authorized  capital  is  200,000,000  shares  with
53,075,057 issued and outstanding on a fully diluted basis.

(2) Represents number of Registrant's common voting shares exchanged with Exxcode, Inc. pursuant to share exchange agreement dated April 1, 2003.

(3) Not Applicable.

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f) of the Securities Act of 1933, as amended, and based on the average price of $0.154 per share of MicroSignal Corp. (Trading Symbol "MSGL.OB") as quoted on the over-the-counter bulletin board during the period June 23-27, 2003. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine. The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                   PROSPECTUS

                             MicroSignal Corporation
                             (a Nevada corporation)

                   Exchange of 25,000,000 Common Voting Shares of MicroSignal Corp. for 25,000,000 Shares of Exxcode, Inc.

Terms of the exchange offer:

We exchanged 25,000,000 common voting shares of MicroSignal Shares (the "New Shares" or the "MicroSignal Shares")for 25,000,000 common voting shares of Exxcode Shares (the "Old Shares" or the "Exxcode Shares") effective April 1, 2003.

We believe that the exchange of the MicroSignal Shares (the "New Shares") for the Exxcode Shares (the "Old Shares") will not be a taxable event for U.S. federal income tax purposes, but you should see "United States Federal Income Tax Considerations" on page 26 for more information.

We received no proceeds from the exchange.

See "Risk Factors" beginning on page 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2003.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

FORWARD-LOOKING STATEMENTS                                                     4
PROSPECTUS SUMMARY                                                             5
RISK FACTORS                                                                  20
USE OF PROCEEDS                                                               23
MICROSIGNAL SELECTED FINANCIAL DATA                                           19
EXXCODE SELECTED FINANCIAL DATA                                               19
THE EXCHANGE OFFER                                                            23
DESCRIPTION OF CAPITAL STOCK                                                  25
DESCRIPTION OF OTHER INDEBTEDNESS                                             25
DESCRIPTION OF NEW SHARES                                                     23
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES                                26
PLAN OF DISTRIBUTION                                                          30
WHERE YOU CAN FIND ADDITIONAL INFORMATION                                     31
LEGAL MATTERS                                                                 31
EXPERTS                                                                       31
INCORPORATION OF DOCUMENTS BY REFERENCE                                       31

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. See "Incorporation of Documents by Reference."

You should rely only on the information contained in this document and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission or to which we have referred you. See "Where You Can Find Additional Information." We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or any supplement. See "Plan of Distribution."

                           FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

     o    changes in general economic, business and MRI industry conditions;

     o    changes  in  MRI  technology,   software,   pricing  and  distribution
          policies;

     o changes in political and social conditions and corresponding laws and regulations regarding MRI products and healthcare services ;

     o changes in governmental support of, and reimbursement for MRI products and healthcare services;

     o new laws and regulations or changes in laws and regulations governing MRI pricing, healthcare services or mandated benefits;

     o    competition in MRI hardware and software;

     o    changes in MRI sales mix;

     o    difficulty of forecasting sales at various times in various markets;

     o    disruptions of established supply channels;

     o    degree of acceptance of new MRI software and products;

     o    potential significant intellectual property litigation;

     o    acquisitions and dispositions;

     o    the availability, terms and deployment of capital; and

     o the other factors discussed below under the heading "Risk Factors" and elsewhere in this prospectus.


All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.


                               PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying Shares) appearing elsewhere in this prospectus. Unless the context otherwise requires:

     o "we," "us," "MicroSignal" and "the Company" refer to MicroSignal Corporation and its subsidiaries on a consolidated basis;

     o    "Exxcode"   refers  to  Exxcode,   Inc.  and  its  subsidiaries  on  a
          consolidated basis; and

     o all industry statistics in this prospectus were obtained from data prepared or provided by recognized industry sources.

MICROSIGNAL                MicroSignal Corporation is a Nevada corporation with
                           patented and FDA approved software technology trademarked under the name SLICES(TM)which recently emerged from research and development. This software technology is based on proprietary algorithms which when installed in a Magnetic Resonance Imaging device enhances the end product image resolution by a factor of ten fold; decreases the time necessary for patient flow through; and reduces film costs. There are over 9,500 MRI machines throughout the world with the market potential of SLICES(TM)estimated to exceed $1 billion.

EXXCODE Exxcode, Inc. is a private Nevada corporation with patented bar coding technology suitable for MRI's, X-Ray's and other patient records. To date, Exxcode has not commercialized its technology following research and development and, therefore, has no history of operations. The potential market for Exxcode's bar coding technology in medical, hospital and patient treatment remains untested.

THE EXCHANGE               On April 1, 2003, MicroSignal agreed to issue
                           25,000,000 of its common voting shares in exchange for 25,000,000 common voting shares of Exxcode, Inc.

SHARE PRICES               The share price of MicroSignal has fluctuated between
                           $.08 per share on April 1, 2003 and $.16 per share on June 27, 2003 with periods of illiquidity.

                           MicroSignal determined the amount of shares to exchange with Exxcode without regard to the book value of Exxcode's shares and without any independent evaluation of the value of Exxcode's patents and proprietary technologies.

RISKS The risks of the exchange and the risks inherent in the business of MicroSignal and Exxcode are listed elsewhere in this Prospectus and should be read in their entirety.

EXCHANGE AGENT             The exchange of shares is to be a principal to
                           principal transaction without the use of an exchange agent.

USE OF PROCEEDS            There was no proceeds realized in the exchange.

ALL OR NONE                The exchange of shares was on an "all" or "none"
                           basis.

TAX FREE                   The exchange of shares will be "tax free".

PATENTS AND
TECHNOLOGY                 As the result of the exchange, MicroSignal will
                           acquire all of the rights to Exxcode's patents and proprietary technologies to bar coding applicable to X-Ray film and other storage media for patients used in hospitals and other healthcare providers.

LITIGATION                 There is no pending, threatened, or contingent
                           liabilities with respect to Exxcode's bar coding technology being acquired.

MANAGEMENT                 No employment offers will be made to any person at
                           Exxcode and the current management of MicroSignal will assume all responsibilities with respect to the Exxcode bar coding patents and technology.


PROXIES No proxies have been solicited in connection with the share exchange since shareholder approval was not required.


EXPERTS The public accounting firm of Malone & Bailey, PLLC has acted as financial experts to MicroSignal.

LEGAL Dvorak & Associates, Ltd. and Brian Dvorak, Esq. has acted as legal counsel to MicroSignal on the exchange transaction.

SECURITIES                 In connection with that exchange, we agreed to
                           register the 25,000,000 New Shares pursuant to this S-4 registration.

OTHER No broker-dealer engaged in any underwriting in connection with the exchange of the shares.


INTRODUCTION TO MICROSIGNAL

Magnetic Resonance Imaging ("MRI") systems are able to generate high quality diagnostic cross-sectional images of the human body through the use of an effective, yet safe magnetic field. Hydrogen protons, within the body align with the magnetic field. By applying short radio frequency (RF) pulses to a specific anatomical slice, the protons in the slice absorb energy at this resonant frequency causing them to spin perpendicular to the magnetic field. As the protons relax back into alignment with the magnetic field, a signal is received by an RF coil that acts as an antennae. This signal is then processed by a computer to produce diagnostic images of the anatomical area of interest. Depending on the type of RF pulse sequence used, either TI or T2 weighted images are generated. These contiguous thin-slice images can be obtained in various planes for optimum clinical evaluation. An MRI image provides unmatched soft-tissue contrast. When compared with other medical-imaging techniques, MRI provides several significant advantages: noninvasiveness, safety (because it uses non-ionizing radiation), and superb soft-tissue contrast, generated by an NMR signal's sensitivity to tissue morphology and pathology.

MicroSignal's Patented Technology

MicroSignal uses a patented technology called SLICES(TM) - a state-of-the-art MRI data processing tool that provides significant processing and patient advantages compared to the other imaging softwares of its genre.

MicroSignal's patented SLICES software allows the Radiologist and MRI Technologist to perform advanced imaging features beyond the capabilities of the standard MRI computer. MicroSignal's patented SLICES(tm) software allows the Radiologist and MRI Technologist to perform advanced imaging features beyond the capabilities of the standard MRI computer. Easy to use artifact removal and image filtering can greatly improve image quality. MicroSignal's proprietary raw data matrix calculations deliver much more accurate and high precision detail than traditional algorithms used by today's MRI machines. MRA sequences can be easily manipulated via SLICES(tm), and batch filming can be performed in only a few simple steps. SLICES(tm) is DICOM compatible and is also compatible with a large number of non-DICOM compliant MRI and digital laser cameras. At the end of 2000, there were approximately 9,500 MRI (magnetic resonance imaging) systems installed worldwide. While changes in medical reimbursement have slowed the sale of new MRI machines, there has been an ever-increasing demand for improved image quality and reduced patient scan time; thus there has been a tremendous need for products that can improve patient throughput and image quality. SLICES(tm) is a groundbreaking software that manipulates raw data matrices obtained through the MRI scanning process. Through the use of advanced calculations (MicroSignal's EXACT method), SLICES(tm) is able to produce images that boast up to 10 times more clarity and resolutions than standard MRI processing software. In addition to superior image quality, and because of the method of processing, SLICES(tm) is able to significantly reduce patient scan time and the need for patient call backs and rescanning. These factors also can contribute to a reduction in film consumption of up to 40%. Because of the innovative calculations used to generate MRI images, SLICES(tm) is able to generate much a much higher quality image (up to 10 times the conventional resolution) than conventional processing. This also allows radiologists to select faster scan times to generate the same quality images.

With conventional MRI processing, images lack quality due to the processing calculation. Often times the calculation may generate "artifacts", which may contribute to inaccurate readings. With SLICES(TM), high quality images can be generated with low resolution raw data matrices, which allows for reduced patient scan times and more accurate diagnoses based on the results.

Reduce Patient MRI Scan Time

A significant benefit of SLICES(TM) is that the software technology allows radiologists and other users of the system to generate higher resolution images from smaller raw data matrices, faster scan sequences are possible, which reduces the amount of time that patients are required to be in the magnet. Shorter patient times in the magnet mean greater throughput for the MRI facility and free up more time for analysis of the images generated.

MRI Manufacturers

There are over 9,500 conventional MRI facilities worldwide. We believe that each of these facilities can benefit from using SLICES(TM) software technology. The leading manufacturers of MRI equipment include:

         o        Esaote Biomedia
         o        Fonar
         o        GE Medical Systems
         o        Hitachi
         o        Millenium Technology, Inc.
         o        Odin Medical Technologies
         o        Oni Corporation
         o        Neusoft
         o        Phillips Medical Systems
         o        Shimadzu
         o        Siemens Medical Systems
         o        Toshiba Medical Systems


Our SLICES(TM) software technology is compatible with every known manufacturer's MRI machines subject to minimal on-site hardware integration.

History of MicroSignal

We became a public company in September 2002 through a reverse-merger. A chronological history "pre-merger" and "post-merger" appears as follows:

On October 21, 1999, the Company entered into a reverse merger pursuant to Rule 368(a)(1)(B) of the Internal Revenue Code of 1986 as amended. Pursuant to this reverse merger, the Company acquired 100% of the common stock of Pro Glass Technologies, Inc., a Canadian corporation with three wholly owned subsidiaries in exchange for the issuance of 17,714,000 shares of the Company's common stock. The Company changed its name to "Pro Glass Technologies, Inc." and increased the number of authorized common shares to 50,000,000 at that time. Pro Glass Technologies, Inc. is the predecessor due to the reverse merger and Ragen was the legal survivor. Pro Glass Technologies, Inc. was a holding company.

Upon completion of the merger, the Company began engaging in the auto glass repair and replacement business under "Windshield Superstores, Ltd." in Calgary, Alberta. Fran Aiello became the President and CEO of the Company at that time.

On September 10, 2002, the Company entered into an Agreement and Plan of reorganization with MicroSignal Corporation, a Pennsylvania corporation, and exchanged 100% of the MicroSignal common stock in exchange for the issuance of 17,051,344 shares of the Company's common stock, or 94% of the Company. At that time, the Company changed its name to "MicroSignal Corporation".

At the same time, the Company sold its auto glass repair and replacement business to its former president, Frank Aiello, in change for the return of 150,000 shares of the Company's common stock owned by him. Mr. Aiello assumed responsibility for all the debts and liabilities of the auto glass repair and replacement business. For accounting purposes, this transaction was treated as an acquisition of Pro Glass and a re-capitalization of MicroSignal, MicroSignal is the accounting acquirer and the results of its operations carry over. Accordingly, the operations of the Company while Pro Glass are not carried over and were adjusted to $0. As part of this transaction, the Company's fiscal year end changed from September 30 to December 31.

The Company has developed a product designed to improve the quality and efficiency of magnetic resonance imaging ("MRI") systems. The product consists of a combination of hardware and software compatible with all MRI machines, designed to improve the image quality as well as the display of the final MRI exam. At the core of the system is a totally novel method of reconstructing the MR information obtained by the machine (the raw data), developed by Dr. Jeffery Taft. The Company's product uses a unique algorithm, exchange analytic computation technique (EXACT), which decouples the size of the raw data from the image matrix size and overcomes a lot of the inherent limitations of the Fourier transformations. The technology allows tremendous flexibility once the MRI data has been acquired; it is possible using SLICES(TM) to obtain sharply magnified images, up to ten times the original magnification, without creating pixel artifacts inherent to the optical zoom provided by all manufacturers. The major benefits of MSC's SLICES technology are:

         o        Increased information extraction
         o        Helps with the elimination of some artifacts
         o        Improves the radiologist's productivity
         o        Reduces patient re-scan and call back
         o        Reduces patient scan time
         o        Reduces film costs

The Company intends to proceed with marketing and sales of the Company's proprietary product.

Significant opportunities exist for follow-on product both in MRI and in other computed medical imaging applications such as CAT scan and nuclear medicine. Exciting opportunities exist to apply new proprietary MicroSignal Corporation technology to stroke prediction, breast cancer detection and cardiac evaluation, thus expanding MRI into use for the top three disease conditions in the U.S. Sales opportunities for these additional products are in the billions of dollars.

Additional opportunities exist to make use of the Internet to perform high-end teleradiology and Picture Archiving and Control. MicroSignal can become the preferred channel not only for computing and displaying medical images, but also for transporting them. The transport, if done properly, can result in an ongoing revenue stream valued in the hundreds of millions of dollars per year within five years. There can be no assurances that the Company will see these results. Future revenues are dependent upon the Company being able to secure outside financing and raising additional capital to enable it to commence operations in a meaningful manner, neither of which the Company has commitments to receive.

Until such time as the Company is able to secure additional financing through loans or capital raising, the Company's efforts to commence revenue producing operations will have to be scaled back.

Introduction to Exxcode

Exxcode,  Inc. is a private Nevada  corporation  formerly  headquartered at 3919
Pheasant Drive, #4, Carson, City, NV 98701. Exxcode had been involved in research and development of a patented bar coding technology. At the time we acquired Exxcode it was not actively engaged in the commercialization of it's bar coding technology due to limited funds. We believe that the synergies between Exxcode's patented bar coding provided us with a more dynamic mix of healthcare diagnostic products and services than just marketing a single MRI software product such as SLICES(TM).

Bar Codes in Medicine


Although bar codes are acknowledged world wide as one of the most efficient methods for interfacing information with computer based management systems, their use in the medical community has not grown as rapidly as elsewhere. In hospitals, they are generally used on forms, identification bracelets, charts, medication labels, etc. In the radiology department, bar code labels are used on the envelopes or "jackets" in which X-ray and other radiographic films are stored. Although bar code labels are being used to a greater degree in radiology groups for procedure codes, patient information, etc., there is still no simple method for placing a bar code directly on the film as part of the permanent image.


Why Bar Code X-Rays?

Besides the usual advantages of bar codes in any information management system, there are many special benefits to utilizing them in radiology. The current system used to identify X-rays is inefficient and prone to error.


Recent cases in the news media told of catastrophic surgical errors resulting from mislabeled or mis-read radiological images. With a bar code as part of the permanent film image, a simple scan of the bar code on the X-ray being viewed and the patient's bar coded ID bracelet, even during surgery, can quickly verify that the X-ray is the correct one for the patient undergoing a procedure. In a few seconds the bar code scan can prevent a very serious, if not deadly, mistake. Besides the medical benefit, the potential for malpractice liability created by misread or misidentified or mislabeled X-rays is greatly reduced.

Non-Medical Applications

Although primarily designed for health care oriented medical X-rays, the same system can be utilized in other biomedical areas such as forensic pathology in the military and civilian community, DNA analysis, etc. The use of bar coded films in commercial radiography where X-rays are used for such things as, aircraft structure testing, art analysis, X-ray crystallography, archeology, X-rays of welds and castings, etc., can greatly improve efficiency. In the non-destructive X-ray testing of materials from micro-miniature electronic devices to mammoth missile components, from ancient mummies to the Statue of Liberty, radiography is a two billion dollar per year business. Here, as with medical applications, the bar code on the film can be scanned into the computer for indexing, cross referencing data, etc. The need to manually key in information read from the image's alphanumeric label is eliminated, greatly reducing a common source of error.


Identifying X-ray Film

The extensive use of X-rays in hospitals and other facilities requires that each X-ray film be carefully and accurately marked with proper identification (ID) of each patient. The primary method used today for placing ID on X-rays is a manual system that relies on an index card with patient information printed on it (alphanumerics only). This card is placed in a "flasher" or an ID camera where the ID information on the index card is photographically placed onto the X-ray film. None of the currently used flashers or ID cameras can generate a readable bar code on the X-ray film either in the film cassette or after it is removed.


Basic Radiology Processing

Patient Check-In

Usually, patients are admitted to the hospital prior to radiology check-in. The patient arrives with a request for diagnostic procedures from the attending physician(s). This data is entered into the departments computer system which generates the patient ID and files, technician's work-order, "flash cards", film jackets, billing and invoicing. Typically, physicians may request multiple procedures for a single patient with each procedure requiring multiple diagnostic images.


Procedure

During the procedure cycle the technician flashes the patient's ID onto the film in the cassette. The cassettes are then transported to the X-ray machine, the patient is exposed to the X-rays and the images are captured on the film. (Some departments prefer to flash patient ID onto the film after the X-ray procedures have been completed.) Next, the cassettes, together with the attendant paperwork are transported to either a darkroom or a stand-alone processor unit for developing.


Interpretation

These images are now ready for interpretation by the radiologist who records his or her remarks on a dictation machine for later transcription. With modern voice-to-text dictation systems, the transcription is immediately available to the attending physicians and the systems accept bar code scans as a means to identify the specific X-ray jacket or patient chart. It is critical during interpretation that a positive correlation exists between the radiologist, the specific film being interpreted, and the patient ID that is actually on the film.


As you can see in the charts depicting Symbol's radiology system and it's interrelated steps, the bar coded x-ray film itself was an important part of the entire plan. Without a bar code on the film, a serious gap is created in the smooth flow of information on which the system depends. Because there was no practical way to place a readable bar code on the x-ray film as part of the permanent image, Symbol's proposed bar code radiology system was never implemented.


Today the average radiology suite has bar code capability and the necessary equipment to read and interpret bar codes on film jackets and patient charts. Some use bar codes to insert procedure terminology into written reports. And some even have the ability to read a bar code into voice dictation equipment. But there is still no practical, cost effective way to place a readable bar code on the x-ray as part of the permanent film image.


Why Not Use a Stick-On Bar Code Label on X-ray Film?

A label is fine for the paperwork and patient identification cards or bracelets, but using it on the x-ray film is completely impractical. In fact, using a label on the film could present even more problems than the archaic "flash card" ID system in use without bar codes.


In order for a bar code label to be a dependable means of identifying a particular x-ray image, it must be printed as close as practical to the time the x-ray is taken. The particular x-ray cassette holding the film must be kept with the printed label until the film is removed and developed. Then, after the film is processed, the matching label must be attached to the film. If the film has been marked with one of the current methods used to identify films, the label must then be matched to the correct film by an operator who would read the marked film and affix the matching printed bar code label to it. This additional step only provides another opportunity for mislabeling the film.


If a bar code label were to be affixed to the film in the darkroom before it went through the developing process, it would require a label that is impervious to the various chemicals and the harsh environment the film is subjected to in the developing process.


If the bar code label is the only identification to be put on the film, it would have to be kept with the film through the development process then attached after the film is finished. The normal procedure is to put a number of undeveloped films into the processing equipment and then retrieve them at the output side which holds the finished x-ray films. Unless there is some kind of identifying marking on the film it would be impossible for an operator to know which film goes with which bar code label.

Benefits Dependent on the Missing Link are Colored Red

1 - Patient Check-In

         o        All documents use same data without transcription

         o Positive link of patient, computer file, work order, film jacket

         o        More legible work orders

         o        More detailed work orders



2 - Procedure

         o        Positive ID of each film to one patient

         o        Detailed recording of patient, technician, film ID, procedure,

         o        time of transaction

         o        Automatic update of patient record



3 - Quality Control

         o        Verifies film ID, flash ID and patient ID match

         o Patient procedure label from work order details information on film

         o        Updates patient record



4 - Interpretation

         o        Detailed recording of doctor, film ID, procedure, Jacket ID;

         o        Time of transaction;


         o        Automatic update of patient record;


5 - Billing

         o        No keystroke immediate billing;

         o        Automatic recall of patient file;

         o        Automatic invoicing for all services rendered;



6 - Film Storage

         o        Positive identification of each film in a film jacket;

         o        Eliminates misfiling of film within jackets;

         o        Records location (status) of film jacket;



7 - Film Check-Out

         o Verifies that all films are in the file jacket, and only correct films are in the jacket;

         o        Associates film jacket and contents to borrower;

         o        Records location ( status ) of film jacket;


The X-ray bar code imager is a film identification device which can generate and place a bar code on the film image together with the usual alphanumeric information required on X-ray films. There is no need for "flash cards" or any other pre-printed images to be photographically transferred to the X-ray film.


The X-ray bar code imager uses proven LCD technology and a unique optical system to generate the required data directly from keyboard or scanned bar code input. The resulting bar code image on the film provides the missing link that can modernize film based radiology systems in use today.


This is a readable bar code with some alphanumerics placed on test film with the bar code imager proof of concept prototype. In a production imager, the bar code would be longer and narrower allowing for three lines of alphanumerics and a larger "look-up" bar code. The image that can be placed on the film is limited only by the resolution available from the LCD and the available space on the film. Even two dimensional bar codes are possible with the same basic technology used here.


MRI, CAT, PET, Ultrasound and Other Images


Other medical imaging applications such as MRI, CAT, PET, ULTRASOUND, etc., where alphanumeric information is generated and placed on film, can also benefit from a bar code image. Although these films are usually clearly marked and contain more information than an X-ray, the patient data can't be accessed unless the reader of the images manually keys information into the computer. Anytime information must be input by a human, another opportunity for error is introduced. If the film contains an integral bar code as in the bar coded x-rays, a simple bar code scan can bring up and display the stored data immediately.


My X-ray bar code imager device concept required that a prototype be designed and built that would show the concept to be feasible as well as actually put a bar code and some alphanumerics on X-ray film. Again, simplicity is the key. Although the electronics involved are sophisticated, the optics and the necessary housing for them did not have to be too involved. Proof of concept was more important than having a fancy housing, that could come later.
This "Conceptual Prototype" is used to generate the bar code and characters output from the standard notebook computer using special software.







Industry Growth Factors
The factors contributing to the growth of the use of MRI's in the diagnosis and treatment of medical conditions, and other favorable industry trends, include:

         o        an aging population;

         o        the introduction of new medical treatments;

         o        the increased use of MRI's;

         o        rising MRI prices; and

         o        patient preference for shorter MRI diagnostic sessions.


The following table reflects the range of high and low quarterly bid prices for the fiscal year ended December 31, 2002 and the period from January 1, 2003 to June 27, 2003. This information was provided to the Company by the National Association of Securities Dealers, Inc. (the "NASD"). These quotations reflect inter-dealer prices, without retail mark-up or markdown or commissions. These quotations may not necessarily reflect actual transactions.

            PERIOD                           HIGH                   LOW
            1Q02                             $.10                   $.10
            2Q02                             $.25                   $.10
            3Q02                             $.35                   $.20
            4Q02                             $.45                   $.08
            1Q03                             $.29                   $.05
            2Q03                             $.40                   $.05

(*This reflects price sales data "high" and "low" during the period from April 1, 2003 to June 27, 2003.)

As of June 27, 2003, the Company had 53,075,057 shares of its common stock issued and outstanding of which 7,037,836 were held by non-affiliates.

As of June 27, 2003, the Company estimates there are 100 "holders of record" of its common stock which figure does not take into account those shareholders whose certificates are held in the name of broker-dealers. In February 2003, the Company's Board of Directors approved a proposal to increase the Company's capitalization to 200,000,000 shares of common stock, which proposal was subsequently approved by the Company's shareholders.

Recent Sales of Securities

In September 2002, issued a total of 17,051,344 shares of the MicroSignal Corporation, a Pennsylvania corporation, in exchange for all the issued and outstanding shares of MicroSignal. In connection therewith, the Company changed its name to "MicroSignal Corporation" and appointed a new Board of Directors.

In November 2002, we issued 2,412,500 shares to Messrs. Markus, Sahota, Litofski, Aminov and McConaghy under an S-8 registration in connection with professional consulting services.

In January 2003, we issued 200,000 shares under Rule 144 to Dr. Nathan Blumberg, M.D. in connection with professional consulting services.

In February 25, 2003, we issued 93,750,000 shares under Rule 144 to Mercatus & Partners, Ltd. in connection with the securitization of a loan transaction. These shares were cancelled May 27, 2003.

In April 2003, we issued 25,000,000 shares to Exxcode which are the subject of this S-4 registration statement.

In May 2003, we issued a total of 3,500,000 shares to Messrs. Taulli, McConaghy and Markus under an S-8 registration in connection with professional consulting services.

In May 2003, we issued a total of 450,000 shares under Rule 144 to J. Michael King, Claudia Zaman, Esq., Stock Enterprises and Trilogy and Associates, Inc. in consideration of professional services and cancelled 120,000 shares issued to Gary W. Walters under Rule 144.

In June 2003, we issued 230,000 shares under Rule 144 to B.S. Grewel for $34,500 based upon a price of $6.66 per share.

In June 2003, we caused to be filed this S-4 registration in connection with the 25,000,000 shares issued to Exxcode.

Dividend Policy

The Company has not declared nor paid cash dividends or made distributions in the past, and the Company does not anticipate that it will pay cash dividends or make distributions in the foreseeable future. The Company currently intends to retain and reinvest future earnings, if any, to finance and expand its operations.

Liquidity and Capital Resources

The Company has approximately $2,000 in current assets compared to current assets of approximately $350,000 for the year ended September 30, 2001. The
Company's current liabilities for the year ended December 31, 2002 are approximately $3,000,000 compared to current liabilities of approximately
$92,000 for the year ended September 30, 2001. The difference in assets and liabilities are related to the Company's acquisition of the MRI imaging business and its sale of the auto glass business. The current assets for the year ended December 31, 2002 consisted of cash of $1,967. Total assets were approximately $11,500 for the year ended December 31, 2002 composed of the Company's patent of approximately $9,500 and its cash.

At December 31, 2002, the Company had negative working capital of approximately ($2,959,000) which consisted of current assets of approximately $2,000 and current liabilities of approximately $2,961,000. At September 30, 2001, the Company had working capital of approximately ($257,000) which consisted of current assets of approximately $349,100 assets and current liabilities of approximately ($92,200). The current liabilities of the Company at December 31, 2002 are composed primarily of notes payable to shareholders of $1,361,750, notes payable of $615,339, accrued interest payable of $755,700, accrued expenses of $138,292, lease payable of $38,650, deposits of $40,000 and accounts payable of $11,000.

Net Operating Losses

The Company has accumulated net operating losses since inception, which may be used to reduce taxes in future years. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to expiration of the net operating loss carry-forwards.

In the event of certain changes in control of the Company, there will be an annual limitation on the amount of net operating loses carry-forwards which can be used. The potential tax benefit of the net operating loss carry-forwards have been offset by a valuation allowance of the same amount.

Results of Operations

The following discussion of the financial condition, changes in financial condition and results of operations of the Company for the fiscal years ended December 31, 2002 and December 31, 2001 should be read in conjunction with the financial statements of the Company and related notes included therein.

For the years ended December 31, 2002 and 2001, the Company had no revenue. For the year ended December 31, 2002, the Company had expenses of approximately $397,000 compared to expenses of approximately $60,000 at December 31, 2001. The Company's expenses consisted primarily of development costs and general and administrative expenses. The net loss for the year ended December 31, 2002 was approximately ($550,000) or ($.04) per share of common stock compared to the net loss for the year ended December 31, 2001 of approximately ($212,000) or ($.05) per share of common stock.

At December 31, 2002, shareholders' equity was a deficit of approximately ($3,000,000).

The Company will attempt to carry out its business plan as discussed above. The Company cannot predict to what extent its lack of liquidity and capital resources will hinder its business plan prior to commencement of its proposed operations.

Need for Additional Financing

The Company's  existing  capital is not  sufficient  to meet the Company's  cash
needs,   including  the  costs  of  compliance  with  the  continuing  reporting requirements of the Securities Exchange Act of 1934, as amended.

No commitments to provide additional funds have been made by management or other stockholders. Accordingly, there can be no assurance that any funds will be available to the Company to allow it to cover its expenses.

The Company might seek to compensate providers of services by issuances of stock in lieu of cash.

Effect of Inflation

Inflation did not have any significant effect on the operations of the Company during the year ended December 31, 2002. Further, inflation is not expected to have any significant effect on future operations of the Company.


Effect of Foreign Currency Fluctuation

To date, we have not been subject to any foreign currency exposure due to the fact that we have restricted our marketing efforts to the United States. In the future, however, we may be subject to differences and periodic fluctuations between the US Dollar and foreign currencies of our customers throughout the world. Since our SLICES(TM) technology requires the integration with computer platform, our chief exposure to foreign currency fluctuation will be the purchases of computing equipment and related support. To the extent we were to install SLICES in a non-US country, we would in all likelihood source our computer needs and support in the country within which the MRI client resides. Accordingly, we will be required to pay for equipment and services in foreign currency. Contracts for the sale or lease of SLICES(TM) in foreign countries will be paid in the currency of that country. Thus, we may benefit from the increase in value of a particular foreign currency such as the Eurodollar against the US dollar. The same considerations apply to the Exxcode bar coding technology.

Our Business Strategy

Our business strategy is anchored in worldwide distribution of our SLICES(TM) technology which provides a ten-fold increase in MRI clarity and which is reinforced by the value-added savings we provide our customers in film usage and faster patient flow-through. This focused strategy will significantly expand our business and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

Continue Growth in Existing Markets.

We believe that we are well-positioned to continue to grow in our existing markets by:

(i) providing superior distribution services to our customers, which is reflected in the high approvals we have achieved in customer service to date;

(ii)  delivering   value-added   solutions  which  improve  the  efficiency  and
competitiveness of MRI facilities, allowing them to better deliver healthcare to patients and consumers;

(iii) maintaining our low-cost operating structure to ensure that our technology products and services are priced competitively in the marketplace; and

(iv) maintaining our operating structure to respond to customers' needs more quickly and efficiently and to ensure the continued development of local and regional management talent.

Expand Growth Opportunities through Healthcare Solutions for Customers.

We are continually enhancing our services and packaging these services into technology programs designed to enable customers to improve sales and compete more effectively. These solutions also increase customer loyalty and strengthen MicroSignal's overall role in the MRI industry.


Selected Financial Data.

Our most recent audited financial statements were filed with the SEC on Form 10-KSB and are incorporated herein by reference.

Acquisition of Exxcode, Inc.

On April 1, 2003, we acquired Exxcode, Inc. ("Exxcode"), an innovative provider of barcode-enabled point-of-care software designed to reduce medical records errors, in a tax-free exchange of 25,000,000 common voting shares.

The Exchange Offer.

We made the exchange offer directly principal to principal.

Use of Proceeds.

We will not receive any proceeds from the exchange offer.

Exchange Agent.

We exchanged the shares directly with Exxcode, Inc. and therefore did not require the services of an exchange agent.

Federal Income Tax Consequences.

The exchange of the shares pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See "United States Federal Income Tax Consequences."

Consequences of Exchanging Shares Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of old Shares (other than any holder who is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) who exchange their old Shares for new Shares pursuant to the exchange offer generally may offer the new Shares for resale, resell such new Shares and otherwise transfer the new Shares without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

         o the new Shares are acquired in the ordinary course of the holders' business;

         o the holders have no arrangement with any person to participate in a distribution of the new Shares; and

         o neither the holder nor any other person is engaging in or intends to engage in a distribution of the new Shares.

Our executive offices are located at 345 Southpointe Boulevard, Canonsburg, Pennsylvania 15317. Our telephone number is (724) 746-9476. Our website is http://www.microsignalcorp.com. Any Internet addresses provided in this prospectus are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

                                  RISK FACTORS

You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before making an investment decision.

Risks Related to the New MicroSignal Shares.

Our liquidity and general financial health may adversely impact our ability to implement our business plan for SLICES and the synergy related to Exxcode.

Risks Related to Our Business.

MicroSignal may not realize all of the anticipated benefits of the merger of Exxcode and MicroSignal.

The  success of the merger  will  depend in part on our  ability to realize  the
anticipated   synergies  of  the  Exxcode  bar  coding   technology  and  growth
opportunities from integrating the businesses of MicroSignal and Exxcode.

Intense competition may erode our profit margins.

The distribution of MRI hardware and related software is highly competitive. We compete primarily with the following:

         o        Esaote Biomedia
         o        Fonar
         o        GE Medical Systems
         o        Hitachi
         o        Millenium Technology, Inc.
         o        Odin Medical Technologies
         o        Oni Corporation
         o        Neusoft
         o        Phillips Medical Systems
         o        Shimadzu
         o        Siemens Medical Systems
         o        Toshiba Medical Systems

Our competitors have greater financial resources than we have but as yet they do not offer software that is similar to SLICES(TM).

The changing United States healthcare environment and in particular MRI reimbursements may impact our revenue and income.

Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care, cuts in Medicare funding affecting our healthcare provider customer base, consolidation of competitors, suppliers and customers, and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers' pricing or distribution policies could also significantly reduce our income.

Failure in our information software technology systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenue.

Our success depends, in part, on the continued and uninterrupted performance of our information technology, or SLICES software. Our software and hardware platforms are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems. Sustained or repeated system failures that interrupt our ability to process orders or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

The healthcare industry is highly regulated at the local, state and federal level. Consequently, we are subject to the risk of changes in various local, state, federal and international laws, which include the operating standards of the United States Food and Drug Administration, or FDA, various state health care administrators and comparable agencies. These changes may affect our operations. A review of our business by regulatory authorities may result in determinations that could adversely affect the operations of the business.

If we fail to comply with extensive laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Contractual relationships with pharmaceutical manufacturers and healthcare providers subject our business to provisions of the federal Social Security Act which, among other things, (i) preclude persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

If key managers leave the Company, our operating results may be adversely affected.

We depend on our senior management. If some of these employees leave us, operating results could be adversely affected. We cannot be assured that we will be able to retain these or any other key employees.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

Our activities subject us to numerous federal and state laws and regulations governing the collection, dissemination, use, security and confidentiality of patient-identifiable health information, including the federal Health Insurance

Portability and Accountability Act of 1996, or HIPAA, and related rules and regulations, or Privacy Laws. For example, as part of Exxcode's medical record keeping functionality, we collect and maintain patient-identifiable health information, which activities may trigger certain requirements under the Privacy Laws. The costs associated with our efforts to comply with the Privacy Laws could be substantial. Moreover, if we fail to comply with certain Privacy Laws, we could suffer civil and criminal penalties. We can provide no assurance that the costs incurred in complying or penalties we may incur for failure to comply with the Privacy Laws will not have a material effect on us.

Our growth may be limited and our operating results and/or financial condition may be adversely affected if we are unable to identify suitable acquisition candidates or if we undertake acquisitions of businesses that do not perform as we expect.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our business, results of operations and financial condition may be adversely affected by a number of factors, including:

         o the difficulties in the integration of the operations, technologies, services and products of the acquired companies;


         o the diversion of our management's attention from other business concerns;


         o        the assumption of unknown liabilities;


         o the failure to achieve the strategic objectives of these acquisitions or the projected results of the acquired businesses; and

         o        other unforeseen difficulties.


We cannot assure you that we will be able to consummate any future acquisitions. Our acquisition strategy may be limited, among other things, by the availability of suitable acquisition candidates and our ability to consummate future acquisitions on terms satisfactory to us. Furthermore, we cannot assure you that completed acquisitions will perform as we expect.

                                 USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new Shares, we will be acquiring 100% of the assets of Exxcode. Accordingly, issuance of the new Shares will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

                               THE EXCHANGE OFFER

Purpose, Terms and Effect of the Exchange Offer

We have acquired 100% of the assets of Exxcode in a tax free exchange of 25,000,000 shares.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Exxcode Shares tendered for exchange with the new MicroSignal Shares will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular shares not properly tendered or to not accept any particular shares which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular shares either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender shares in the exchange). The interpretation of the terms and conditions of the exchange as to any particular shares either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of shares for exchange, nor shall any of them incur any liability for failure to give notification.

If the Letter of Transmittal or any of the old Exxcode Shares or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old Exxcode Shares will represent to us in writing that, among other things:

         o the new MicroSignal Shares acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

         o neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new MicroSignal Shares; and

         o neither the holder nor any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new shares.

If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new Shares to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer, the holder must represent that it will receive new Shares for its own account in exchange for old Shares that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new Shares for its own account in exchange for old Shares, where the old Shares were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new Shares. See "Plan of Distribution."

Acceptance of Old Exxcode Shares For Exchange; Delivery Of New MicroSignal
Shares.

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old Shares properly tendered, and will issue the new Shares promptly after acceptance of the old Shares. See "-Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old Shares for exchange when, as and if we have given oral and written notice to the exchange agent.

In all cases, issuance of new Shares for old Shares that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old Shares or a timely confirmation of a book-entry transfer of the old Shares into the exchange agent's account,
(2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered old Shares are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old Shares are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old Shares will be returned without expense to the tendering holder of the old Shares as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

The exchange of shares will be physical certificates and, therefore, we will not be using a book-entry transfer.

Guaranteed Delivery Procedures

The delivery of shares will be completed upon the receipt of physical certificates, and, therefore, we will not need to use a guaranteed delivery process.

No Withdrawal Rights

Tenders of old Shares and the Exxcode technology in consideration of the receipt of the new Shares has been completed in an exchange on an all or none basis effective April 30, 2003. The exchange is therefore not subject to withdrawal.

Exchange Agent

The exchange of shares will be principal to principal and, therefore, we will not use an exchange agent. However, our attorney and counsel Brian Dvorak, Esq. may act as a dual agent on behalf of MicroSignal and Exxcode for the purposes of physical delivery of the shares.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The exchange solicitation has been made principal to principal.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange with the transfer agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new Shares will be recorded as a tax free exchange in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized.

                          DESCRIPTION OF CAPITAL STOCK

The Registrant is authorized to issue 200,000,000 shares of common voting shares par value $.001. To date, the Registrant has issued 53,075,057 shares. There are no preferred shares issued.

                        DESCRIPTION OF OTHER INDEBTEDNESS

MicroSignal Securitization of Future Leases.

MicroSignal  intends on  establishing  a leasing  securitization  facility  (the
"SLICES(TM) Leasing Securitization Facility") that will allow existing MRI facilities the opportunity to lease the SLICES software and thereby amortize the cost of using the software over a monthly lease term of 60 months. In connection with the SLICES(TM) Securitization Facility, we will sell on a revolving basis certain accounts receivables to a 100%-owned special purpose entity ("AFRC"), which in turn sells a percentage ownership interest in the receivables to a commercial paper conduit sponsored by a financial institution. MicroSignal Leasing Corporation is the servicer of the accounts receivables under the SLICES(TM) Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount receivable under the facility.



We have not issued any preferred securities.


                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange offer and the ownership and disposition of the new Shares, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Shares. This discussion does not address all of the federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Shares as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons who purchased the old Shares for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of Shares are sold to the public for cash) and who are exchanging old Shares for new Shares in the exchange offer. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion assumes that the old Shares and the new Shares are held as "capital assets" within the meaning of Section 1221 of the Code.

As used herein, "United States Holder" means a beneficial owner of the Shares who or that is:

         o a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;


         o a corporation, other entity taxable as a corporation, or a partnership created or organized in or under the laws of the United States or political subdivision thereof;


         o an estate, the income of which is subject to United States federal income tax regardless of its source; or


         o a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person.

We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer or the ownership or disposition of the new Shares, or that any such position would not be sustained. Tax consequences to a partner of a partnership holding the Shares generally depends on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

United States Holders

Exchange Offer

The exchange of the old Shares for new Shares in the exchange offer should not constitute a taxable exchange because there should not be a significant modification of the Shares. Instead, the new Shares will be treated as a continuation of the old Shares for federal income tax purposes. As a result, (i) a United States Holder should not recognize a taxable gain or loss as a result of exchanging such holder's Shares; (ii) the holding period of the Shares received should include the holding period of the Shares exchanged therefore and
(iii) the adjusted tax basis of the Shares received should be the same as the adjusted tax basis of the Shares exchanged therefore immediately before such exchange.

Sale or Other Taxable Disposition of the Shares

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a new Share equal to the difference between the amount realized upon the disposition and the United States Holder's adjusted tax basis in the new Share. A United States Holder's adjusted basis in a new Share generally will be the United States Holder's carryover adjusted basis from the old Shares, less any principal payments received by such holder. Gain or loss recognized on the sale of a new Share will generally be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the Shares for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Capital losses may generally only be deducted against capital gains. As described above, a United States Holder's holding period for the old Shares should be added to the holder's holding period for the new Shares.

Backup Withholding

A United States Holder may be subject to a backup withholding tax (at a current rate of 30%) when such holder receives interest and principal payments on the new Shares or upon the proceeds received upon the sale or other disposition of such new Shares. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

         o fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;


         o        furnishes an incorrect TIN;


         o is notified by the IRS that it has failed to properly report payments of interest or dividends; or


         o fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.


United States Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

A Non-United States Holder is a beneficial owner of the Shares who is not a United States Holder.

Interest Payments

Interest paid to a Non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

         o such holder does not directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;


         o such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and


         o either (i) the Non-United States Holder certifies in a statement to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name or address or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Shares on behalf of the Non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-United States Holder, has received from the Non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement.

A Non-United States Holder that provides an IRS form to make the certification described above, or that claims the benefit of an income tax treaty, may also be required to provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a Share held by a foreign partnership, that:

         o        the certification described above be provided by the partners;
                  and


         o        the partnership provide certain information.

Further, a look-through rule will apply in the case of tiered partnerships. Special rules are applicable to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

Gains from Dispositions

A Non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a new Share. However, a Non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain. Also, the Non-United States Holder may be subject to tax if the Non-United States Holder was previously a citizen or resident of the United States and is subject to special rules that apply to certain expatriates.

In the event that we are obligated to make payments in excess of stated interest or principal upon redemption or repurchase of the Shares (see "Description of New Shares-Optional Redemption" and "Description of New Shares-Repurchase at the Option of Holders-Change of Control"), the tax consequences of such payments are not entirely clear. We intend to take the position that such additional payments should be included in the amount realized upon the redemption or repurchase of the Shares. It is possible, however, that the IRS may not agree with such position and may argue that the additional payments should be treated as ordinary income or as additional interest income.

Income or Gain Effectively Connected With a United States Trade or Business.

If interest or gain from a disposition of the new Shares is effectively connected with a Non-United States Holder's conduct of a United States trade or business (and, if an income tax treaty applies, the Non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable), the Non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the Shares is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a new Share also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a new Share or gain recognized on the disposition of a new Share will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Backup withholding will likely not apply to payments made by us or our paying agents, in their capacities as such, to a Non-United States Holder of a new Share if the holder has provided the required certification that it is not a United
States person as described above. Payments of the proceeds from a disposition by a Non-United States Holder of a new Share made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

         o        a United States person;

         o a controlled foreign corporation for United States federal income tax purposes;

         o a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

         o a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a Non-United States Holder of a new Share made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide for certain reliance standards with respect to certifications under which a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability or may claim a refund, provided the required information is furnished timely to the IRS.

                              PLAN OF DISTRIBUTION

We plan on completing the exchange of Shares on a principal to principal basis. Accordingly, we have not engaged the underwriting services of a broker-dealer. Further, we will not receive any proceeds from the exchange of the Shares.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

MicroSignal is currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and files periodic reports and other information with the SEC. These documents include specific information regarding MicroSignal. You may read and copy any document we file with the SEC at the public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at www.sec.gov. Copies of such material can also be obtained from us upon request at MicroSignal Corporation, 345 Southpointe Boulevard, Canonsburg, PA 15317 (724) 746-9476.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the Shares to be issued in the exchange offer (Registration No. 000-31735). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the Shares to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address: MicroSignal Corporation, 345 Southpointe Boulevard, Canonsburg, PA 15317 (724) 746-9476.

                                  LEGAL MATTERS

Certain legal matters in connection with the new Shares being offered will be passed upon for us by Dvorak & Associates, Ltd., Las Vegas, NV.

                                     EXPERTS

Malone & Bailey, PLLC, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

We have elected to "incorporate by reference" into this prospectus certain of our publicly filed documents, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         3.1 Form 10KSB and exhibits filed with the Commission on March 31, 2003.Certificate of Incorporation of the Company (filed as Exhibit 3a to the Company's registration Statement on Form 10SB as filed with the Commission on September 10, 2002.

         3.2 Form 10KSB/A and exhibits filed with the Commission on June 3, 2003. Bylaws of the Company (filed as Exhibit 3b to the Company's registration Statement on Form 10SB as filed with the Commission on September 10, 2002.)

Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

                               Investor Relations
                             Stock Enterprises, Inc.
                                Attn: James Stock
                                  Las Vegas, NV
                                  (702)614-0003


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the incorporation laws of the State of Nevada, the Company's Restated Certificate of Incorporation and Bylaws provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Nevada General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Bylaws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Nevada law.

The directors and officers of the Company are not currently insured against liabilities

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The following exhibits are filed herewith unless otherwise indicated:

     3.1 Form 10KSB and exhibits as filed with the Commission on March 31, 2003. Certificate of Incorporation of the Company (filed as Exhibit 3a to the Company's registration Statement on Form 10SB as filed with the Commission on September 10, 2002.

     3.2 Form 10KSB/A and exhibits as filed with the Commission on June 3, 2003 Bylaws of the Company (filed as Exhibit 3b to the Company's registration Statement on Form 10SB as filed with the Commission on September 10, 2002.)

     5.1  Opinion of Dvorak & Associates, Ltd.

     23.1 Consent of Auditor Malone & Bailey, PLLC * (previously filed) (filed herewith)

     23.2 Consent of Brian Dvorak, Esq. * (previously filed)

     24   Powers of Attorney (included on signature pages)

(b) Financial Statement Schedules:

Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the Shares thereto.


ITEM 22. UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

(1) to file, during any period in which offers or sales are being made to file a post effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrants hereby undertake to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.







                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, State of Pennsylvania, on June 30, 2003.


MICROSIGNAL CORPORATION



By: /s/ Matthew G. McConaghy
    ------------------------------------

Name:  Matthew G. McConaghy
Title: Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew G. McConaghy as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature: /s/ Matthew G. McConaghy
           ------------------------------------------
Title:     Chief Executive Officer and Director
Date:      June 30, 2003